Exhibit 99.1

DSP Group, Inc. Reports First Quarter 2004 Earnings

Revenue and operating income for the quarter increased 33% & 108% YoY, respectively

SANTA CLARA, Calif., April 21, 2004—DSP Group, Inc. (NASDAQ: DSPG) today announced its results for the quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $38,708,000, an increase of 33% from revenues of $29,011,000 for the first quarter of 2003. Net income for the first quarter of 2004 was $20,114,000, as compared to $4,267,000 for the first quarter of 2003. Diluted earnings per share (EPS) for the first quarter of 2004 were $0.66, as compared to $0.15 for the first quarter of 2003.

Results for the first quarter of 2004 included a capital gain of $20,827,000 resulting from the sale of two million shares of the AudioCodes Ltd. stock and a capital gain of $490,000 resulting from the sale of all of the Company’s holdings in the Tomen Corporation stock, both during the first quarter of 2004. These capital gains are included under “Other Income (expense)” in the Company’s statements of income. DSP Group still holds approximately 2.45 million shares of the AudioCodes stock.

Pro forma net income and diluted EPS for the first quarter of 2004, excluding the effect of the one-time capital gains described above and the related taxes of $8,517,000, would have been $7,314,000 and $0.24, respectively. The Company achieved an increase of 71% and 60% for pro forma net income and diluted EPS, respectively, as compared to the same period in 2003.

Eli Ayalon, Chairman and CEO of DSP Group, stated: “We are very pleased with our financial and business achievements in the first quarter of 2004. We continue to see strong demand for our products, resulting in strong revenues in the first quarter and good visibility into the second quarter of 2004. The outlook for the rest of the year is positive, and we are encouraged by the positive reaction to our new products for the European market.”

About DSP Group

DSP Group, Inc. is a fabless semiconductor company, offering complex Integrated Circuit (IC) solutions. DSP Group is a world leader in the short-range wireless communication market, enabling home networking convergence for voice, video & data. By combining its in-house technologies of Digital Signal Processors, portfolio of wireless communication protocols, including DECT and Bluetooth, most advanced Radio Frequency CMOS and SiGe, as well as VoIP ICs, DSP Group is a world leader and a one-stop-shop for a wide range of applications. These applications include: ISM band digital 900MHz, 2.4GHz and 5.8GHz telephony; European DECT (1.9GHz) telephony; and Bluetooth systems for voice, data and video communication, which are employed in residential, SOHO, SME, enterprise and automotive applications. DSP Group’s ICs provide solutions for MP3 players, VoIP phones, gateways, and Integrated Access Devices (IADs) and are widely used in Digital Voice Recorders (DVRs). More information about DSP Group is available at www.dspg.com.

Forward-Looking Statements

This press release may contain statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements made by Mr. Ayalon relating to continuing strong demand for DSP Group’s products, the positive outlook for the second quarter of 2004 and the rest of the year, and the positive reaction to DSP Group’s new products for the European market. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. DSP Group’s actual results could differ materially from those described in this press release as a result of various factors, including unexpected delays in the introduction of new products; failure to achieve broad market acceptance of existing and new products by existing and potential OEM customers; DSP Group’s inability to add new customers and develop and produce new products at competitive costs and in a timely manner; decline or fluctuations in gross margins and the effect on revenues and profitability; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for the year ended December 31, 2003, as well as other reports, including Form 10-Qs, DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 a.m. EDT today to discuss the financial results for the first quarter of 2004 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://phx.corporate-ir.net/phoenix.zhtml?c=101665&p=irol-necalendar

If you cannot join the call, please listen to the replay, which will be available for approximately two weeks after the call on DSP Group’s Web site or by calling the following numbers:

•	US Dial-In # 1-888-286-8010 (passcode: 68232467)

•	International Dial-In # 617-801-6888 (passcode: 68232467)

For more information, please contact Yaniv Arieli, President of US Operations, Investor Relations, DSP Group Inc. at (408) 986-4423; or e-mail: yarieli@dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Product revenues and other	$38,708	$29,011
Cost of product revenues and other	19,858	16,777

Gross profit	18,850	12,234

Operating expenses:
Research and development	7,554	5,120
Sales and marketing	2,803	2,316
General and administrative	1,806	1,581

Total operating expenses	12,163	9,017

Operating income	6,687	3,217
Other income :
Interest and other income, net	2,125	1,924
Capital gains	21,317	—

Income before provision for income taxes	30,129	5,141
Provision for income taxes	10,015	874

Net income	$20,114	$4,267

Net earnings per share:
Basic	$0.70	$0.16
Diluted	$0.66	$0.15

Weighted average number of shares of Common Stock used in the computation of:
Basic	28,767	27,324
Diluted	30,698	28,428

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2004 (Unaudited)	December 31, 2003 (Audited)
Assets
Current assets:
Cash and cash equivalents	$81,467	$36,812
Marketable securities and cash deposit	27,324	42,490
Trade receivables, net	15,061	15,844
Inventories	9,022	8,466
Other accounts receivable	1,106	1,462
Deferred income taxes	1,326	1,326

Total current assets	135,306	106,400

Property and equipment, net	6,959	7,108
Long term marketable securities	208,005	197,071
Investment in equity securities of traded companies	28,428	47,138
Severance pay fund	2,608	2,360
Long term pre-paid expenses and lease deposits	544	513
Goodwill	5,804	5,804
Other intangible assets	1,923	2,076

Total assets	$389,577	$368,470

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payable	$17,556	$11,221
Other current liabilities	39,267	34,292

Total current liabilities	56,823	45,513

Long term liabilities:
Accrued severance pay	2,690	2,555
Long term liability	1,429	1,429
Deferred income taxes	9,784	14,592

Total long term liabilities	13,903	18,576

Stockholders’ equity:
Common Stock	29	29
Additional paid-in capital	177,350	174,700
Accumulated other comprehensive income	14,127	23,045
Retained earnings	127,345	107,799
Loss – Cost of treasury stock	—	(1,192)

Total stockholders’ equity	318,851	304,381

Total liabilities and stockholders’ equity	$389,577	$368,470

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